EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Brown & Brown, Inc. and subsidiaries on Form S-8 of our report dated February 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No.’s 142 and 148), appearing in the Annual Report on Form 10-K of Brown & Brown, Inc. and subsidiaries for the year ended December 31, 2002.

/S/ DELOITTE & TOUCHE LLP

Jacksonville, Florida

September 30, 2003